Exhibit 99

TI Reports 2Q06 Financial Results

•	Revenue Up 11% Sequentially and 24% from a Year Ago, Including $70 Million for Royalty Settlement
•	$0.47 EPS from Continuing Operations, Up 42% Sequentially and 34% from a Year Ago
•	$1.50 EPS from Continuing and Discontinued Operations, Including Gain on Sale

Conference Call on TI Web Site at 4:30 p.m. Central Time Today
www.ti.com

Except as noted, financial results are for continuing operations. The sale of TI’s former Sensors & Controls business was completed on April 27, 2006, and that business is reported as a discontinued operation.

DALLAS (July 24, 2006) - Texas Instruments Incorporated (TI) (NYSE: TXN) today reported revenue of $3.70 billion for the second quarter of 2006. Revenue was 11 percent higher sequentially and 24 percent higher than the same quarter a year ago as demand for the company’s semiconductors continued to strengthen. Sequential growth also benefited from seasonal demand for graphing calculators as retailers began to stock for the upcoming back-to-school season. As previously announced, the company received a $70 million royalty settlement in the quarter that was included in revenue.

      Earnings per share (EPS) from continuing operations were $0.47, up 42 percent sequentially and 34 percent from a year ago. EPS included an expense of $0.03 from stock-based compensation, a benefit of $0.03 from a sales tax refund and a benefit of $0.02 from the royalty settlement. The company began expensing stock options in the third quarter of 2005 and, therefore, equivalent stock-based compensation expense was not reflected in the year-ago quarter, when the company earned $0.35 per share from continuing operations.

“This was another excellent quarter for Texas Instruments,” said Rich Templeton, president and chief executive officer. “All regions of the world showed strong revenue growth from a year ago. Revenue from our wireless semiconductors grew 27 percent, including more than 70 percent growth in 3G; revenue from high-performance analog semiconductors grew 32 percent; and revenue from our DLP® picture technology grew 34 percent.

“Strategically, our focus on open wireless standards was reinforced by the actions of operators around the world, who are accelerating their infrastructure transitions to GSM because of its cost effectiveness and the wide range of choices it offers,” Templeton said.

“Going into the third quarter, our backlog of orders is up, and our outlook is for seasonal growth. As always, we will pay close attention to the world’s economies and to our inventory in the various market channels.”

Gross Profit

TI’s gross profit was $1.91 billion, or 51.6 percent of revenue. This was an increase of $235 million from the prior quarter and an increase of $481 million from the year-ago quarter. The increases over both periods reflect higher revenue in the company’s two segments, Semiconductor and Educational & Productivity Solutions (E&PS).

Operating Expenses

Research and development (R&D) expense was $536 million, or 14.5 percent of revenue. R&D increased $3 million from the prior quarter and $51 million from the year-ago quarter. The increases were due to higher spending for development of new semiconductor devices, particularly associated with wireless applications.

Selling, general and administrative (SG&A) expense was $418 million, or 11.3 percent of revenue. This expense decreased $3 million from the prior quarter and was up $79 million from the year-ago quarter. The increase from a year ago was primarily due to the combination of stock-based compensation expense and higher spending for consumer advertising of the company’s DLP semiconductors used in high-definition televisions.

Operating Profit

Operating profit was $953 million, or 25.8 percent of revenue. This was an increase of $235 million from the prior quarter primarily due to higher gross profit in both of the company’s segments. It was also an increase of $351 million from the year-ago quarter due to higher gross profit in the Semiconductor segment. Total stock-based compensation expense of $84 million, or 2.3 percent of revenue, was included in Corporate in the second quarter of 2006.

Other Income (Expense) Net (OI&E)

    OI&E of $88 million increased $36 million from the prior quarter and $32 million from the year-ago quarter due to a sales tax refund and higher interest income.

Net Income

Income from continuing operations was $739 million, or $0.47 per share.

Net income, which includes income from continuing and discontinued operations, was $2.39 billion, or $1.50 per share. This included $1.65 billion from discontinued operations, almost all of which was a gain on the sale of the company’s former Sensors & Controls business.

Orders

TI orders were $3.91 billion. This was an increase of $302 million from the prior quarter and an increase of $767 million from the year-ago quarter. Both increases were primarily due to higher demand for the company’s semiconductor products.

Cash

Cash flow from operations was $667 million. This was an increase of $145 million from the prior quarter and a decrease of $97 million from the year-ago quarter.

At the end of the second quarter, total cash (cash and cash equivalents plus short-term investments) was $5.67 billion, up $2.01 billion from the end of the prior quarter and up $1.20 billion from the end of the year-ago quarter. These increases were primarily due to the $2.98 billion of cash from the sale of the company’s Sensors & Controls business as well as income from continuing operations, partially offset by the cash used for stock repurchases. During the second quarter of 2006, the company repurchased 33 million shares of TI common stock for $1.04 billion and paid $47 million in dividends. Also in the quarter, $275 million of variable-rate bank notes were prepaid.

Capital Spending and Depreciation

Capital expenditures were $374 million. This was a decrease of $34 million from the prior quarter and an increase of $127 million from the year-ago quarter.  TI’s capital expenditures in the second quarter were primarily for equipment used in the assembly and test of semiconductors.

Depreciation was $267 million, a decrease of $3 million from the prior quarter and a decrease of $70 million from the year-ago quarter.

Accounts Receivable and Inventories

Accounts receivable were $1.93 billion. This was an increase of $131 million from the prior quarter due to seasonally higher receivables for calculators in the E&PS segment, and an increase of $191 million from the year-ago quarter reflecting higher revenue. Days sales outstanding were 47 at the end of the second quarter compared with 49 at the end of the prior quarter and 53 at the end of the year-ago quarter.

Inventory was $1.34 billion at the end of the second quarter. This was an increase of $89 million from the prior quarter as the company built inventory to support expected product shipments in the second half of the year. Compared with the year-ago quarter, inventory increased $219 million. Days of inventory at the end of the second quarter were 67 compared with 67 at the end of the prior quarter and 65 at the end of the year-ago quarter.

Outlook

TI intends to provide a mid-quarter update to its financial outlook on September 11, 2006, by issuing a press release and holding a conference call. Both will be available on the company’s web site.

For the third quarter of 2006, TI expects revenue from continuing operations to be in the following ranges:
•	Total TI, $3.63 billion to $3.95 billion;
•	Semiconductor, $3.45 billion to $3.75 billion; and
•	Educational & Productivity Solutions, $180 million to $200 million.
TI expects earnings per share from continuing operations to be in the range of $0.42 to $0.48.

The effective tax rate for continuing operations in 2006 is expected to be about 30 percent, unchanged from the prior estimate.  This tax rate is based on current tax law and does not assume reinstatement of the federal research tax credit, which expired at the end of 2005. Additionally in 2006 for continuing operations, TI still expects expense for R&D to be about $2.2 billion and capital expenditures to be about $1.3 billion. Depreciation is expected to be about $1.05 billion, up slightly from the prior estimate.

TEXAS INSTRUMENTS INCORPORATED AND SUBSIDIARIES
Consolidated Statements of Income
(Millions of dollars, except per-share amounts)

	For Three Months Ended
	June 30, 2006	Mar. 31, 2006	June 30, 2005

Net revenue	$3,697	$3,334	$2,971
Cost of revenue (COR)	1,790	1,662	1,545
Gross profit	1,907	1,672	1,426
Gross profit % of revenue	51.6%	50.1%	48.0%
Research and development (R&D)	536	533	485
R&D % of revenue	14.5%	16.0%	16.3%
Selling, general and administrative (SG&A)	418	421	339
SG&A % of revenue	11.3%	12.6%	11.4%
Total operating costs and expenses	2,744	2,616	2,369
Profit from operations	953	718	602
Operating profit % of revenue	25.8%	21.5%	20.3%
Other income (expense) net	88	52	56
Interest expense on loans	2	3	2
Income from continuing operations before income taxes	1,039	767	656
Provision for income taxes	300	225	72
Income from continuing operations	739	542	584
Income from discontinued operations, net of income taxes	1,648	43	44
Net income	$2,387	$585	$628

Basic earnings per common share:
Income from continuing operations	$.48	$.34	$.36
Net income	$1.54	$.37	$.38

Diluted earnings per common share:
Income from continuing operations	$.47	$.33	$.35
Net income	$1.50	$.36	$.38

Average shares outstanding (millions):
Basic	1,553	1,585	1,633
Diluted	1,586	1,618	1,669

Cash dividends declared per share of common stock	$.030	$.030	$.025

Stock-based compensation expense included in continuing operations:

COR	16	18	--
R&D	25	28	--
SG&A	43	45	5
Profit from operations	84	91	5
% of revenue	2.3%	2.7%	0.2%

TEXAS INSTRUMENTS INCORPORATED AND SUBSIDIARIES
Consolidated Balance Sheets
(Millions of dollars, except share amounts)

	June 30, 2006	Mar. 31, 2006	June 30, 2005
Assets
Current assets:
Cash and cash equivalents	$1,678	$722	$2,128
Short-term investments	3,992	2,942	2,345
Accounts receivable, net of allowances of ($28), ($32) and ($34)	1,929	1,798	1,738

Raw materials	108	91	75
Work in process	818	819	686
Finished goods	409	336	355
Inventories	1,335	1,246	1,116
Deferred income taxes	632	626	597
Prepaid expenses and other current assets	215	248	224
Assets of discontinued operations	11	516	452
Total current assets	9,792	8,098	8,600
Property, plant and equipment at cost	8,406	8,442	8,798
Less accumulated depreciation	(4,422)	(4,574)	(5,172)
Property, plant and equipment, net	3,984	3,868	3,626
Equity and debt investments	253	240	265
Goodwill	792	793	677
Acquisition-related intangibles	117	131	84
Deferred income taxes	428	390	568
Capitalized software licenses, net	197	222	285
Prepaid retirement costs	219	184	232
Other assets	146	112	149
Total assets	$15,928	$14,038	$14,486

Liabilities and Stockholders’ Equity
Current liabilities:
Loans payable and current portion of long-term debt	$43	$--	$306
Accounts payable	788	720	575
Accrued expenses and other liabilities	994	895	811
Income taxes payable	870	280	248
Accrued profit sharing and retirement	77	43	62
Liabilities of discontinued operations	11	157	115
Total current liabilities	2,783	2,095	2,117
Long-term debt	--	318	55
Accrued retirement costs	103	116	526
Deferred income taxes	15	17	36
Deferred credits and other liabilities	239	254	289
Total liabilities	3,140	2,800	3,023

Stockholders’ equity:
Preferred stock, $25 par value. Authorized -- 10,000,000 shares. Participating cumulative preferred. None issued.	--	--	--
Common stock, $1 par value. Authorized -- 2,400,000,000 shares. Shares issued: June 30, 2006 -- 1,739,086,194; March 31, 2006 -- 1,739,070,044; June 30, 2005 -- 1,738,514,238	1,739	1,739	1,739
Paid-in capital	779	744	611
Retained earnings	16,271	13,930	12,197
Less treasury common stock at cost: Shares: June 30, 2006 -- 206,501,103; March 31, 2006 -- 181,032,577; June 30, 2005 -- 115,461,457	(5,911)	(5,092)	(2,908)

Accumulated other comprehensive income (loss):
Minimum pension liability	(66)	(65)	(163)
Unrealized gains (losses) on available-for-sale investments	(23)	(17)	(11)
Unearned compensation	(1)	(1)	(2)
Total stockholders’ equity	12,788	11,238	11,463
Total liabilities and stockholders’ equity	$15,928	$14,038	$14,486

TEXAS INSTRUMENTS INCORPORATED AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(Millions of dollars)

	For Three Months Ended
	June 30, 2006	Mar. 31, 2006	June 30, 2005
Cash flows from operating activities:
Net income	$2,387	$585	$628
Adjustments to reconcile net income to cash provided by operating activities of continuing operations:
Less income from discontinued operations	(1,648)	(43)	(44)
Depreciation	267	270	337
Stock-based compensation	84	91	5
Amortization of capitalized software	29	30	31
Amortization of acquisition-related intangibles	15	16	15
Deferred income taxes	(41)	(36)	(174)
Increase/(decrease) from changes in:
Accounts receivable	(138)	(144)	(220)
Inventories	(89)	(57)	40
Prepaid expenses and other current assets	26	(111)	112
Accounts payable and accrued expenses	129	(106)	11
Income taxes payable	(334)	151	12
Accrued profit sharing and retirement	35	(78)	29
Noncurrent accrued retirement costs	(45)	(6)	5
Other	(10)	(40)	(23)
Net cash provided by operating activities of continuing operations	667	522	764

Cash flows from investing activities:
Additions to property, plant and equipment	(374)	(408)	(247)
Proceeds from sales of assets	2,982	4	--
Purchases of cash investments	(3,063)	(1,153)	(248)
Sales and maturities of cash investments	1,983	2,341	1,192
Purchases of equity investments	(17)	(5)	(6)
Sales of equity and debt investments	2	7	--
Acquisition of businesses, net of cash acquired	(28)	(177)	--
Net cash provided by investing activities of continuing operations	1,485	609	691

Cash flows from financing activities:
Payments on loans and long-term debt	(275)	(311)	(10)
Dividends paid on common stock	(47)	(48)	(41)
Sales and other common stock transactions	137	142	116
Excess tax benefit from stock option exercises	57	7	--
Stock repurchases	(1,037)	(1,440)	(1,292)
Net cash used in financing activities of continuing operations	(1,165)	(1,650)	(1,227)

Cash flows from discontinued operations:
Operating activities	(28)	35	62
Investing activities	(6)	(10)	(22)
Net cash provided by (used in) discontinued operations	(34)	25	40

Effect of exchange rate changes on cash	3	2	9
Net increase/(decrease) in cash and cash equivalents	956	(492)	277
Cash and cash equivalents, beginning of period	722	1,214	1,851
Cash and cash equivalents, end of period	$1,678	$722	$2,128

Certain amounts in the prior periods’ financial statements have been reclassified to conform to the current presentation.

Business Segment Net Revenue
(In millions of dollars)

	For Three Months Ended
	June 30, 2006	Mar. 31, 2006	June 30, 2005

Semiconductor	$3,505	$3,262	$2,791
Educational & Productivity Solutions	192	74	181
Intersegment eliminations	--	(2)	(1)

Total net revenue	$3,697	$3,334	$2,971

Business Segment Profit (Loss)
(In millions of dollars)

	For Three Months Ended
	June 30, 2006	Mar. 31, 2006	June 30, 2005

Semiconductor*	$1,032	$883	$597
Educational & Productivity Solutions	84	13	79
Corporate**	(163)	(178)	(74)

Profit from operations	$953	$718	$602

* Semiconductor profit from operations includes a benefit of $57 for a state sales tax refund and $60 from the royalty settlement in the second quarter of 2006.
** Corporate includes stock-based compensation expense of $84, $91 and $5 respectively.

The royalty settlement and sales tax refund benefit included in TI's second quarter 2006 results are detailed as follows. All items are in the Semiconductor segment results except the $20 million in Other income (expense) net, which is in Corporate.
	Royalty Settlement	Sales Tax Refund
Orders	$70	$--
Net revenue	70	--
Cost of revenue	10	(31)
Gross profit	60	31
R&D	--	(21)
SG&A	--	(5)
Profit from operations	60	57
Other income (expense) net	--	20
Income from continuing operations before income taxes	60	77

Semiconductor

•
Revenue in the second quarter was $3.51 billion. This was an increase of 7 percent from the prior quarter primarily due to demand for the company’s analog products and a $70 million royalty settlement received in the second quarter from Conexant Systems, Inc. It was also an increase of 26 percent from the year-ago quarter primarily due to demand for the company’s DSP and analog products.

o
Analog revenue was up 8 percent from the prior quarter and increased 23 percent from the year-ago quarter primarily due to demand for the company’s high-performance analog products and analog products used in broadband applications. Revenue from high-performance analog products grew 5 percent from the prior quarter and 32 percent from a year ago.

o	DSP revenue was about even with the prior quarter, and was up 24 percent from the year-ago quarter primarily due to higher demand from the wireless market.
o
TI’s remaining Semiconductor revenue increased 17 percent from the prior quarter and 31 percent from a year ago due to the royalty settlement and broad-based growth in demand for DLP products, RISC microprocessors, standard logic products and microcontrollers.

•
Gross profit was $1.82 billion, or 51.8 percent of revenue. This was an increase of $157 million from the prior quarter and an increase of $490 million from the year-ago quarter. The increases over both periods were due to higher revenue.

•
Operating profit was $1.03 billion, or 29.4 percent of revenue. This was an increase of $149 million from the prior quarter and an increase of $435 million from the year-ago quarter. The increases over both periods were due to higher gross profit.

•
Semiconductor orders were $3.75 billion. This was an increase of 10 percent from the prior quarter primarily due to demand for analog products, and an increase of 26 percent from a year ago due to strong demand for analog and DSP products.

Semiconductor Highlights

•	TI is increasing its wireless design presence in India with a new R&D center in Chennai, focusing on a platform of open-standard technologies that span TI’s wireless product portfolio.
•
TI unveiled details of its 45-nanometer manufacturing process that uses immersion lithography to double the number of chips per wafer, increase performance by 30 percent and reduce power consumption by 40 percent, providing customers early access to faster, smaller and lower power products.

•
TI began volume production of a high-performance analog power management chip that extends battery life in smartphones, digital still cameras and other single-cell lithium-ion-powered portable multimedia devices, by delivering 96 percent efficiency over a wide range of input voltages.

Educational & Productivity Solutions

•
Revenue in the second quarter was $192 million. This was an increase of $118 million from the prior quarter as retailers began to stock product in preparation for the upcoming back-to-school season. It was also an increase of $11 million from the year-ago quarter due to higher demand from instructional dealers that supply school districts.

•	Gross profit was $119 million, or 61.9 percent of revenue. Gross profit increased $78 million from the prior quarter and $8 million from the year-ago quarter primarily due to higher revenue.
•
Operating profit was $84 million, or 43.9 percent of revenue. This was an increase of $71 million from the prior quarter and $5 million from the year-ago quarter. The increases were due to higher gross profit.

# # #

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by phrases such as TI or its management “believes,” “expects,” “anticipates,” “foresees,” “forecasts,” “estimates” or other words or phrases of similar import. Similarly, statements in this release that describe the Company’s business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

We urge you to carefully consider the following important factors that could cause actual results to differ materially from the expectations of the Company or its management:

•	Market demand for semiconductors, particularly for analog chips and digital signal processors in key markets such as communications, entertainment electronics and computing;
•
TI’s ability to maintain or improve profit margins, including its ability to utilize its manufacturing facilities at sufficient levels to cover its fixed operating costs, in an intensely competitive and cyclical industry;

•	TI’s ability to develop, manufacture and market innovative products in a rapidly changing technological environment;
•	TI’s ability to compete in products and prices in an intensely competitive industry;
•	TI’s ability to maintain and enforce a strong intellectual property portfolio and obtain needed licenses from third parties;
•	Expiration of license agreements between TI and its patent licensees, and market conditions reducing royalty payments to TI;
•
Economic, social and political conditions in the countries in which TI, its customers or its suppliers operate, including security risks, health conditions, possible disruptions in transportation networks and fluctuations in foreign currency exchange rates;

•	Natural events such as severe weather and earthquakes in the locations in which TI, its customers or its suppliers operate;
•	Availability and cost of raw materials, utilities and critical manufacturing equipment;
•
Changes in the tax rate applicable to TI as the result of changes in tax law, the jurisdictions in which profits are determined to be earned and taxed, the outcome of tax audits and the ability to realize deferred tax assets;

•	Losses or curtailments of purchases from key customers and the timing and amount of distributor and other customer inventory adjustments;
•	Customer demand that differs from company forecasts;
•	The financial impact of inadequate or excess TI inventories to meet demand that differs from projections;
•	Product liability or warranty claims, or recalls by TI customers for a product containing a TI part;
•	TI’s ability to recruit and retain skilled personnel; and
•	Timely implementation of new manufacturing technologies, installation of manufacturing equipment and the ability to obtain needed third-party foundry and assembly/test subcontract services.

For a more detailed discussion of these factors, see the text under the heading “Risk Factors” in Item 1A of the Company’s most recent Form 10-K. The forward-looking statements included in this release are made only as of the date of publication, and the Company undertakes no obligation to update the forward-looking statements to reflect subsequent events or circumstances.

Texas Instruments Incorporated provides innovative DSP and analog technologies to meet our customers’ real world signal processing requirements. In addition to Semiconductor, the company includes the Educational & Productivity Solutions business. TI is headquartered in Dallas, Texas, and has manufacturing, design or sales operations in more than 25 countries.

Texas Instruments is traded on the New York Stock Exchange under the symbol TXN. More information is located on the World Wide Web at www.ti.com.

TI Trademark:
DLP

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